UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 26, 2007

Date of Report (Date of earliest event reported)

INPLAY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15069	88-0308867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13845 North Northsight Boulevard
Scottsdale, Arizona 85260

(Address of principal executive offices) (Zip Code)

(480) 586-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 26, 2007, InPlay Technologies, Inc. (the “Registrant”) elected Jack Saltich and Dino D. Farfante to its Board of Directors. Mr. Saltich will serve as a Class 3 director, and serve on the Audit and Compensation Committees. Mr. Farfante will serve as a Class 1 director, and serve on the Audit and Nominations and Corporate Governance Committees.

Jack Saltich, 64, is Chairman and CEO of Vitex Systems, a privately held licensor and supplier of materials and services for flexible displays and flexible electronic products. From 1999 to 2005, he was President and Chief Executive Officer of Three-Five Systems Inc., a technology and manufacturing services company specializing in the design, development, and manufacturing of custom displays and display systems. Saltich holds B.S. and M.S. degrees in engineering from the University of Illinois. In addition to Vitex Systems, he serves on the board of directors of Atmel Corporation (ATML), Leadis Technology (LDIS), Ramtron International Corporation (RMTR), Immersion Corporation (IMMR) and serves on the Technical Advisory Board for DuPont Electronic Materials Business.

Dino Farfante, 45, is President and Chief Operating Officer for American Barcode and RFID, Inc. (AB&R), a provider of automatic identification and data collection solutions for the manufacturing, healthcare and distribution markets. Before joining AB&R in 2006, Farfante consulted for various companies developing go-to-market strategies. Prior, Farfante was President, Insight Direct Worldwide, a wholly owned subsidiary of Insight Enterprises. He joined Insight in 1996, serving in a progression of senior management positions during his nine-year tenure with the Fortune 1000 company. Farfante holds a B.S. in computer engineering from the University of Florida.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit(s)

99.1.	Press release from InPlay Technologies, Inc., dated November 26, 2007, entitled “InPlay Technologies Names Two New Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InPlay Technologies, Inc._ (Registrant)

Date: Nov. 26, 2007	By:	/s/ Steven P. Hanson
Steven P. Hanson
Chairman and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description:

99.1.	Press release from InPlay Technologies, Inc., dated November 26, 2007, entitled “InPlay Technologies Names Two New Directors”